Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S FULL YEAR 2012 REVENUES

INCREASED 11 PERCENT TO $17.3 BILLION AND

ADJUSTED EARNINGS PER SHARE (EPS)

INCREASED 22 PERCENT TO $6.51

Full Year 2012 GAAP EPS Were $5.52

2013 Total Revenues and Adjusted EPS Expected to be in the Range of

$17.8–$18.2 Billion and $6.85–$7.15, Respectively

THOUSAND OAKS, Calif. (Jan. 23, 2013) – Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year of 2012. Key results include:

•

For the full year, total revenues increased 11 percent to $17,265 million, with 9 percent product sales growth driven by strong performance across the portfolio. Adjusted EPS grew 22 percent to $6.51 due to 15 percent adjusted operating income growth and lower shares outstanding.

•

For the fourth quarter, total revenues increased 11 percent to $4,421 million, with product sales growing at the same rate. Adjusted EPS grew 16 percent to $1.40 due to 11 percent adjusted operating income growth and lower shares outstanding.

•

GAAP EPS were $1.01 in the fourth quarter compared to $1.08 a year ago, and were $5.52 for the full year compared to $4.04 in 2011. Full year 2011 was negatively impacted by a previously disclosed charge for a legal settlement reserve.

•	Free cash flow for the full year was $5.2 billion compared to $4.5 billion in 2011.

•	The Company announced that it has initiated Phase 3 studies for AMG 145 in subjects with high levels of low-density lipoprotein (LDL) cholesterol.

“We achieved strong operating performance in 2012 as we delivered for patients and created value for shareholders,” said Robert A. Bradway, chairman & chief executive officer at Amgen. “We enter 2013 with good momentum, a broad late-stage pipeline and a continued focus on building our business internationally.”

	Year-over-Year			Year-over-Year
$Millions, except EPS and percentages	Q4 ‘12	Q4 ‘11	YOY Δ	FY ‘12	FY ‘11	YOY Δ

Total Revenues	$4,421	$3,973	11%	$17,265	$15,582	11%
Adjusted Net Income	1,088	1,039	5%	5,119	4,858	5%
Adjusted EPS	1.40	1.21	16%	6.51	5.33	22%

GAAP Net Income	788	934	(16%)	4,345	3,683	18%
GAAP EPS	$1.01	$1.08	(6%)	$5.52	$4.04	37%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Product Sales Performance

•

Total product sales increased 9 percent for the full year, driven by strong performance across the portfolio. Product sales increased 11 percent for the fourth quarter of 2012 versus the fourth quarter of 2011 driven by Enbrel® (etanercept), XGEVA® (denosumab) and Prolia® (denosumab).

•	Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales declined 1 percent for the fourth quarter of 2012 versus the fourth quarter of 2011, and increased 3 percent for the full year.

•

Global Neulasta sales for the fourth quarter of 2012 versus the fourth quarter of 2011 were flat as price increases were offset by unit declines and unfavorable inventory changes. Sales increased 4 percent for the full year mainly due to price increases.

•

Global NEUPOGEN sales for the fourth quarter of 2012 versus the fourth quarter of 2011 declined 3 percent driven by a decrease in unit demand from loss of share to biosimilars in Europe. Sales were flat for the full year as price increases offset unit declines.

•

ENBREL sales for the fourth quarter of 2012 versus the fourth quarter of 2011 increased 23 percent driven by increases in the average net sales price and unit demand. Sales increased 14 percent for the full year due mainly to price increases and unit growth.

•

Aranesp® (darbepoetin alfa) sales decreased 9 percent for the fourth quarter of 2012 versus the fourth quarter of 2011 and 11 percent for the full year due to changes in practice patterns. Sequentially, sales were down 2 percent.

•

EPOGEN® (epoetin alfa) sales for the fourth quarter of 2012 versus the fourth quarter of 2011 decreased 1 percent driven by a reduction in dose utilization, offset largely by a reduction in customer discounts and favorable changes in accounting estimates. Sales for the full year decreased 5 percent as unit declines were offset partially by a reduction in customer discounts and favorable changes in accounting estimates.

•	Sensipar®/Mimpara® (cinacalcet) sales increased 19 percent for the fourth quarter of 2012 versus the fourth quarter of 2011 and 18 percent for the full year due to unit growth and price increases.

•

Combined sales of Vectibix® (panitumumab) and Nplate® (romiplostim) increased 15 percent for the fourth quarter of 2012 versus the fourth quarter of 2011 and 17 percent for the full year due to unit growth.

•	XGEVA® sales increased 7 percent on a sequential basis and 113 percent for the full year due to unit growth.

•	Prolia® sales increased 40 percent on a sequential basis and 133 percent for the full year due to unit growth.

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ‘12			Q4 ‘11	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,026	$280	$1,306	$1,319	(1%)
Neulasta®	775	219	994	998	0%
NEUPOGEN®	251	61	312	321	(3%)
Enbrel®	1,086	75	1,161	945	23%
Aranesp®	187	302	489	538	(9%)
EPOGEN®	479	0	479	486	(1%)
Sensipar® / Mimpara®	177	79	256	216	19%
Vectibix®	30	61	91	87	5%
Nplate®	57	44	101	80	26%
XGEVA®	178	37	215	134	60%
Prolia®	95	59	154	81	90%
Other	0	85	85	21	*

Total product sales	$3,315	$1,022	$4,337	$3,907	11%

* Change in excess of 100%

$Millions, except percentages	FY ‘12			FY ‘11	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$4,214	$1,138	$5,352	$5,212	3%
Neulasta®	3,207	885	4,092	3,952	4%
NEUPOGEN®	1,007	253	1,260	1,260	0%
Enbrel®	3,967	269	4,236	3,701	14%
Aranesp®	782	1,258	2,040	2,303	(11%)
EPOGEN®	1,941	0	1,941	2,040	(5%)
Sensipar® / Mimpara®	639	311	950	808	18%
Vectibix®	122	237	359	322	11%
Nplate®	214	154	368	297	24%
XGEVA®	644	104	748	351	*
Prolia®	292	180	472	203	*
Other	0	173	173	58	*

Total product sales	$12,815	$3,824	$16,639	$15,295	9%

* Change in excess of 100%

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•

Cost of Sales, excluding the impact of the Puerto Rico excise tax, increased 0.3 points to 14.7 percent in the fourth quarter of 2012 and increased 0.4 points to 14.4 percent for the full year due to product mix, offset partially by manufacturing efficiencies and higher average net sales price.

•

Research & Development (R&D) expenses increased 9 percent in the fourth quarter of 2012 driven by later-stage clinical programs, primarily AMG 145 and romosozumab (AMG 785). For the full year, R&D expenses increased 6 percent driven by later-stage clinical programs, primarily AMG 145 and romosozumab (AMG 785), offset partially by reduced expenses associated with marketed product support.

•

Selling, General & Administrative (SG&A) expenses increased 13 percent in the fourth quarter of 2012 driven by higher ENBREL profit share expenses and international expansion. ENBREL profit share expenses increased 27 percent to $414 million in the fourth quarter. For the full year, SG&A expenses increased 6 percent, driven primarily by higher ENBREL profit share expenses and international expansion, offset partially by a favorable change to the estimated U.S. healthcare reform federal excise fee. ENBREL profit share expenses increased 16 percent to $1,495 million in 2012.

$Millions, except percentages On an Adjusted Basis	Q4 ‘12	Q4 ‘11	YOY Δ		FY ‘12	FY ‘11	YOY Δ

Cost of Sales	$727	$643	13%		$2,735	$2,345	17%
% of sales	16.8%	16.5%	0.3	pts.	16.4%	15.3%	1.1	pts.
% of sales (Excluding PR excise tax)	14.7%	14.4%	0.3	pts.	14.4%	14.0%	0.4	pts.

Research & Development	$917	$842	9%		$3,296	$3,116	6%
% of sales	21.1%	21.6%	(0.5	) pts.	19.8%	20.4%	(0.6	) pts.

Selling, General & Administrative	$1,351	$1,199	13%		$4,717	$4,434	6%
% of sales	31.2%	30.7%	0.5	pts.	28.3%	29.0%	(0.7	) pts.

TOTAL Operating Expenses	$2,995	$2,684	12%		$10,748	$9,895	9%
pts: percentage points

•

Tax Rate increased by 1.8 points to 16.1 percent in the fourth quarter of 2012 due primarily to the unfavorable tax impact of changes in the jurisdictional mix of income and expenses, as well as the benefit in the fourth quarter of 2011 from the federal R&D tax credit which was not reinstated prior to 2012 year-end. This increase was offset partially by the favorable resolution of certain state tax matters related to prior years. For the full year, the adjusted tax rate increased 1.6 points to 15.9 percent due primarily to the federal R&D tax credit included in 2011 but not in 2012, the unfavorable tax impact of changes in the jurisdictional mix of income and expenses, offset partially by the favorable resolution of certain state tax matters related to prior years.

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

On an Adjusted Basis	Q4 ‘12	Q4 ‘11	YOY Δ		FY ‘12	FY ‘11	YOY Δ

Tax Rate	16.1%	14.3%	1.8	pts.	15.9%	14.3%	1.6	pts.

Tax Rate (Excluding PR excise tax credits)	20.3%	18.1%	2.2	pts.	20.3%	19.2%	1.1	pts.

pts: percentage points

Cash Flow and Balance Sheet Discussion

•

The Company generated $0.6 billion of free cash flow in the fourth quarter of 2012 versus $1.4 billion in the fourth quarter of 2011. The decrease was driven by a $0.8 billion payment related to a previously disclosed legal settlement. For the full year, free cash flow increased $0.7 billion to $5.2 billion driven by improved collections of receivables, termination of fixed to floating interest rate swap agreements, and higher net income, offset partially by the aforementioned legal settlement payment.

•

During the fourth quarter, Amgen repurchased approximately 14 million shares of common stock at a total cost of $1.2 billion and at an average price of $86.56. This brings the total shares repurchased under its $10 billion authorized stock repurchase program to 146 million at a total cost of $9.7 billion and at an average price of $66.37. The Company previously announced a $2 billion increase in share repurchase authorization by its Board of Directors. Amgen expects that this increase will cover the Company’s share repurchase activity into 2014.

•

The Company previously announced that its Board of Directors declared a $0.47 per share dividend for the first quarter of 2013. The dividend will be paid on March 7, 2013, to all stockholders of record as of the close of business on Feb. 13, 2013. This represents a 31 percent increase from that paid in each of the previous four quarters.

$Billions, except shares	Q4 ‘12	Q4 ‘11	YOY Δ	FY ‘12	FY ‘11	YOY Δ

Operating Cash Flow	$0.8	$1.6	($0.8)	$5.9	$5.1	$0.8
Capital Expenditures	0.2	0.2	0.0	0.7	0.6	0.1
Free Cash Flow	0.6	1.4	(0.8)	5.2	4.5	0.7
Dividend Paid	0.3	0.2	0.1	1.1	0.5	0.6
Cost of Shares Repurchased	1.2	5.2	(4.0)	4.7	8.3	(3.6)
Adjusted Avg. Diluted Shares (millions)	778	860	(82)	786	912	(126)

Cash Balance	24.1	20.6	3.5	24.1	20.6	3.5
Adjusted Debt Outstanding	26.5	21.6	4.9	26.5	21.6	4.9
Stockholders’ Equity	19.1	19.0	0.1	19.1	19.0	0.1

Note: Numbers may not add due to rounding

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

2013 Guidance

For the full year 2013, the Company expects:

•	Total revenues to be in the range of $17.8 billion to $18.2 billion and adjusted EPS to be in the range of $6.85 to $7.15.

•

Adjusted tax rate to be in the range of 14 percent to 15 percent. This reflects the impact of the foreign tax credit associated with the Puerto Rico excise tax. Excluding the Puerto Rico excise tax, Amgen expects the adjusted tax rate for 2013 to be in the range of 17 percent to 18 percent.

•	Capital expenditures to be approximately $700 million.

Product and Pipeline Update

•	AMG 145: The Company recently initiated Phase 3 studies in subjects with high levels of LDL cholesterol.

•	Trebananib (AMG 386): Enrollment has resumed for the Phase 3 study in recurrent ovarian cancer that was previously suspended due to DOXIL® (doxorubicin HCl liposome injection) supply issues.

•	Aranesp: The Company announced top-line results of the Phase 3 RED-HF® (Reduction of Events With Darbepoetin Alfa in Heart Failure) Trial.

•	deCODE Genetics: The Company completed the acquisition of deCODE Genetics in December 2012.

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Non-GAAP Financial Measures

The Adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures included above for the three and twelve months ended Dec. 31, 2012 and 2011 exclude, for the applicable periods, certain expenses related to acquisitions, cost-savings initiatives, various legal proceedings, non-cash interest expense associated with our convertible notes and certain other adjustments, as applicable. These adjustments and other items are presented on the attached reconciliations.

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis and Free Cash Flow which is a non-GAAP financial measure for the three and twelve months ended Dec. 31, 2012 and 2011. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of Dec. 31, 2012 and 2011. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

CONTACT: Amgen, Thousand Oaks

Ashleigh Koss, 805-313-6151 (media)

Arvind Sood, 805-447-1060 (investors)

###

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Product sales	$4,337	$3,907	$16,639	$15,295
Other revenues	84	66	626	287

Total revenues	4,421	3,973	17,265	15,582

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	852	656	2,918	2,427
Research and development	938	851	3,380	3,167
Selling, general and administrative	1,370	1,208	4,801	4,486
Amortization of certain acquired intangible assets	73	73	294	294
Other	100	23	295	896

Total operating expenses	3,333	2,811	11,688	11,270

Operating income	1,088	1,162	5,577	4,312
Interest expense, net	291	195	1,053	610
Interest and other income, net	126	84	485	448

Income before income taxes	923	1,051	5,009	4,150
Provision for income taxes	135	117	664	467

Net income	$788	$934	$4,345	$3,683

Earnings per share:
Basic	$1.03	$1.09	$5.61	$4.07
Diluted	$1.01	$1.08	$5.52	$4.04
Average shares used in calculation of earnings per share:
Basic	763	854	775	905
Diluted	778	861	787	912

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash, cash equivalents and marketable securities	$24,061	$20,641
Trade receivables, net	2,518	2,896
Inventories	2,744	2,484
Other current assets	1,886	1,572

Total current assets	31,209	27,593
Property, plant and equipment, net	5,326	5,420
Intangible assets, net	3,968	2,584
Goodwill	12,662	11,750
Other assets	1,133	1,524

Total assets	$54,298	$48,871

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,608	$5,670
Current portion of long-term debt	2,495	84

Total current liabilities	8,103	5,754
Long-term debt	24,034	21,344
Other non-current liabilities	3,101	2,744
Stockholders’ equity	19,060	19,029

Total liabilities and stockholders’ equity	$54,298	$48,871

Shares outstanding	756	796

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2012	2011	2012	2011

GAAP cost of sales	$852	$656	$2,918	$2,427
Adjustments to cost of sales:
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations (a)	(118)	(11)	(160)	(65)
Acquisition-related expenses	(4)	—	(11)	(7)
Stock option expense (b)	(3)	(2)	(12)	(10)

Total adjustments to cost of sales	(125)	(13)	(183)	(82)

Adjusted cost of sales	$727	$643	$2,735	$2,345

GAAP research and development expenses	$938	$851	$3,380	$3,167
Adjustments to research and development expenses:
Acquisition-related expenses	(16)	(1)	(50)	(28)
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	—	—	(12)	—
Reversal of previously accrued expenses for bonuses and stock-based compensation awards, which were forfeited as a result of the employees’ termination pursuant to our continuing efforts to improve cost efficiencies in our operations	—	—	—	12
Stock option expense (b)	(5)	(8)	(22)	(35)

Total adjustments to research and development expenses	(21)	(9)	(84)	(51)

Adjusted research and development expenses	$917	$842	$3,296	$3,116

GAAP selling, general and administrative expenses	$1,370	$1,208	$4,801	$4,486
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses	(14)	(1)	(59)	(12)
Stock option expense (b)	(5)	(8)	(25)	(40)

Total adjustments to selling, general and administrative expenses	(19)	(9)	(84)	(52)

Adjusted selling, general and administrative expenses	$1,351	$1,199	$4,717	$4,434

GAAP operating expenses	$3,333	$2,811	$11,688	$11,270
Adjustments to operating expenses:
Adjustments to cost of sales	(125)	(13)	(183)	(82)
Adjustments to research and development expenses	(21)	(9)	(84)	(51)
Adjustments to selling, general and administrative expenses	(19)	(9)	(84)	(52)
Non-cash amortization of product technology rights acquired in a prior year business combination	(73)	(73)	(294)	(294)
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	(69)	(30)	(175)	(109)
Acquisition-related expenses	(6)	—	(25)	—
(Expense)/benefit resulting from changes in the estimated fair values of the contingent consideration obligations related to a prior year business combination	(26)	8	(31)	(1)
Benefit/(expenses) related to various legal proceedings	1	(1)	(64)	(786)

Total adjustments to operating expenses	(338)	(127)	(940)	(1,375)

Adjusted operating expenses	$2,995	$2,684	$10,748	$9,895

GAAP operating income	$1,088	$1,162	$5,577	$4,312
Adjustments to operating expenses	338	127	940	1,375

Adjusted operating income	$1,426	$1,289	$6,517	$5,687

GAAP income before income taxes	$923	$1,051	$5,009	$4,150
Adjustments to income before income taxes:
Adjustments to operating expenses	338	127	940	1,375
Non-cash interest expense associated with our convertible notes	36	34	140	143

Total adjustments to income before income taxes	374	161	1,080	1,518

Adjusted income before income taxes	$1,297	$1,212	$6,089	$5,668

GAAP provision for income taxes	$135	$117	$664	$467
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	97	56	329	331
Income tax net expense/(benefit) related to certain prior period items excluded from “Adjusted” earnings	(23)	—	(23)	12

Total adjustments to provision for income taxes	74	56	306	343

Adjusted provision for income taxes	$209	$173	$970	$810

GAAP net income	$788	$934	$4,345	$3,683
Adjustments to income before income taxes, net of the tax effect of the above adjustments	277	105	751	1,187
Income tax net expense/(benefit) related to certain prior period items excluded from “Adjusted” earnings	23	—	23	(12)

Adjusted net income	$1,088	$1,039	$5,119	$4,858

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method.

“Adjusted” EPS presented below excludes stock option expense:

	Three months ended December 31, 2012			Three months ended December 31, 2011
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$788	$1,088		$934	$1,039

Shares (Denominator):
Weighted-average shares for basic EPS	763	763		854	854
Effect of dilutive securities	15	15	(*)	7	6	(*)

Weighted-average shares for diluted EPS	778	778		861	860

Diluted EPS	$1.01	$1.40		$1.08	$1.21

	Year ended December 31, 2012			Year ended December 31, 2011
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$4,345	$5,119		$3,683	$4,858

Shares (Denominator):
Weighted-average shares for basic EPS	775	775		905	905
Effect of dilutive securities	12	11	(*)	7	7	(*)

Weighted-average shares for diluted EPS	787	786		912	912

Diluted earnings per share	$5.52	$6.51		$4.04	$5.33

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three months and years ended December 31, 2012 and 2011 were computed under the treasury stock method assuming that we do not expense stock options.

(a)	The adjustments during the years ended 2012 and 2011 include incremental expenses resulting from our transaction with Boehringer Ingelheim. The adjustment during the three months ended December 31, 2012, relates to a charge in connection with the rationalization of our worldwide manufacturing operations.

(b)	For the three months and years ended December 31, 2012 and 2011, the total pre-tax expense for employee stock options was $13 million and $59 million, respectively and $18 million and $85 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three months and years ended December 31, 2012 and 2011 was as follows:

	Three months ended		Years ended
	December 31,		December 31,
	2012	2011	2012	2011
“Adjusted” diluted EPS, excluding stock option expense	$1.40	$1.21	$6.51	$5.33
Impact of stock option expense (net of tax)	(0.01)	(0.02)	(0.06)	(0.07)

“Adjusted” diluted EPS, including stock option expense	$1.39	$1.19	$6.45	$5.26

(c)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months and years ended December 31, 2012, were 25.9% and 30.5%, respectively, compared with 34.8% and 21.8% for the corresponding periods of the prior year.

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	GAAP	Adjustments for accounting standard (a)	“Adjusted”
December 31, 2011	$21,428	$154	$21,582
December 31, 2012	$26,529	$12	$26,541

(a)	To exclude the impact of bifurcating the debt and equity components of our convertible notes as required by U.S. accounting standards for these securities commencing in 2009.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2012	2011	2012	2011
Cash Flows from Operations	$812	$1,584	$5,882	$5,119
Capital Expenditures	(200)	(224)	(689)	(567)

Free Cash Flow	$612	$1,360	$5,193	$4,552

Full Year 2012 Revenues Increased 11 Percent to $17.3 Billion and Adjusted

Earnings Per Share Increased 22 Percent to $6.51

Amgen Inc.

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2013

(Unaudited)

			2013
GAAP EPS (diluted) guidance			$6.46	-	$6.76
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets	(a	)		0.34
Stock option expense	(b	)		0.04
Non-cash interest expense associated with our convertible notes	(c	)		0.01

“Adjusted” EPS (diluted) guidance			$6.85	-	$7.15

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.19 per share.
(a)	To exclude the non-cash amortization of intangible assets acquired in prior year business combinations.
(b)	To exclude stock option expense.
(c)	To exclude the non-cash interest expense associated with our convertible notes.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2013

(Unaudited)

	2013 with PR excise tax credit			2013 without PR excise tax credit
GAAP tax rate guidance	12.5%	-	13.6%	15.8%	-	16.9%
Tax rate effect of known adjustments discussed above	1.5%	-	1.4%	1.2%	-	1.1%

“Adjusted” tax rate guidance	14.0%	-	15.0%	17.0%	-	18.0%